Exhibit 99

Knight Transportation Reports Revenue and Net Income for the Third Quarter Ended September 30, 2009

Knight Transportation, one of North America’s largest truckload carriers, reported revenue and earnings for the third quarter ended September 30, 2009.  Highlights included:

•	Revenue before fuel surcharge of $150.2 million, a decrease of 3.6% compared with the third quarter of 2008.

•	Diluted earnings per share decreased 15.6% to $0.16 from $0.19 in the third quarter of 2008.

•	Net income of $13.1 million, a decrease of 18.1% compared with the third quarter of 2008.

For the quarter, revenue before fuel surcharge decreased 3.6%, to $150.2 million from $155.9 million in the third quarter of 2008. Primarily due to decreased fuel surcharge revenue, total revenue decreased 17.4%, to $173.1 million from $209.7 million for the same quarter of 2008. The U.S. average cost of diesel fuel during the third quarter was $2.60 compared to $4.34 in the third quarter of 2008.  Operating income in the quarter of $20.7 million represented a 21.0% decrease from the $26.2 million reported in the third quarter 2008.  Net income decreased 18.1% to $13.1 million from $16.0 million for the same period of 2008. Net income per diluted share for the quarter was $0.16, compared to $0.19 for the same period of 2008.

Year-to-date, revenue before fuel surcharge decreased 5.4%, to $427.6 million from $452.0 million for the same period of 2008.  Operating income decreased 7.2% to $61.0 million from $65.7 for the same period of 2008.  Net income decreased 6.7% to $37.4 million from $40.1 million in the same period of 2008.  Net income per diluted share was $0.45 compared to $0.46 for the same period of 2008.

The company previously announced a quarterly cash dividend of $0.05 per share to shareholders of record on September 4, 2009, which was paid on September 25, 2009.

On October 14, 2009, the company was named to Forbes Magazine’s list of the “200 Best Small Companies in America” for the fifteenth consecutive year.

On October 6, 2009, the company received an Environmental Excellence Award from the U.S. Environmental Protection Agency (EPA) SmartWay Transport Partnership.  The company was one of 37 companies from the Partnership’s more than 2100 partners to be awarded the Excellence Award for reducing emissions and improving the environment.

Chairman and Chief Executive Officer, Kevin P. Knight, offered the following comments:

“Despite the continued challenging truckload freight environment, we grew our total loads hauled in the quarter by 10.2% when compared to the same period last year.  We have experienced a steady, albeit modest, sequential increase in load volumes as the year has progressed.

“In the third quarter, equipment productivity, as measured by average revenue before fuel surcharge per tractor in the quarter, was down 4.5% from the year-ago period.  This compared favorably to an 8.1% year over year decrease in revenue before fuel surcharge per tractor in the second quarter 2009.  Our non-paid empty mile percentage decreased to 11.8% from 11.9% in the year ago period.  Our average length of haul decreased 10.7% to 465 miles from 521 miles in the same period last year.  The drayage activities in our intermodal business had a modestly negative effect on our average length of haul.

“On a consolidated basis, Knight Transportation produced an operating ratio (operating expenses, net of fuel surcharge, as a percentage of revenue before fuel surcharge) of 86.2% in the third quarter of this year compared to 83.2% in the same period last year.  Knight Dry Van generated an operating ratio of 85.6%.  Knight Refrigerated generated an operating ratio of 86.7%.  Knight Brokerage generated an operating ratio of 93.3%.  We have made the decision to maintain our fleet size for longer term strategy rather than short term benefit that would have likely improved our near-term operating ratio.

“Revenue per total mile before fuel surcharge decreased 3.1% from the same period a year ago when revenue per total mile before fuel surcharge peaked for our company.  Miles per tractor decreased 1.4% when compared to the same period a year ago, an improvement compared with the 4.5% decrease in the second quarter of 2009. Although we have experienced sequential improvement in freight demand, it is not at a level to significantly influence higher rates.

“There continues to be evidence that many, if not most, truckload carriers are plagued with weak balance sheets, aging fleets and shrinking revenues.  We expect the challenging truckload market to yield opportunities to continue to capture market share over time.  We believe we are well positioned to navigate the challenges of the current environment and thrive as the market improves when truckload capacity decreases and/or freight demand modestly increases.

“We are executing our plan in the current economic environment by refining our operating model to create additional efficiencies, offering customers a high level of service through our network of service centers and branches, and preparing to capitalize on growth opportunities that will enhance the returns for our shareholders over time. We continue to actively evaluate strategic opportunities that can create value for our stakeholders without undue risk.  We have significant financial flexibility and a strong balance sheet, with $509.7 million of stockholders’ equity, $72.5 million in cash and short term investments, and zero debt at September 30, 2009.

 “During the quarter, we saw benefits from continued improvement in insurance and claims expense.  We believe our training program and other management efforts have been instrumental factors in reducing the severity and frequency of accidents.

“In the quarter, our gain on the sale of equipment increased to $833,000, from $367,000 for the same period last year. We continue to operate a relatively young fleet of late-model equipment, with more than half of our tractors equipped with 2007 U.S. EPA emission compliant engines.  Our service center network allows us to efficiently maintain this equipment.  Looking ahead, we plan to continue a similar trade cycle and adopt the even cleaner burning engines which will be available in 2010.

The company will hold a conference call on October 21, 4:10PM EDT, to further discuss its results of operations for the quarter ended September 30, 2009. The dial in number for this conference call is 1-866-793-1299. Slides to accompany this call will be posted on the company’s website and will be available to download prior to the scheduled conference time.  To view the presentation, please visit http://investors.knighttrans.com/presentations, “Third Quarter 2009 Conference Call Presentation”.

Knight Transportation, Inc. is a truckload carrier offering dry van, refrigerated, intermodal and brokerage services to customers through a network of service centers and branches located throughout the United States serving North America. As “Your Hometown National Carrier,” Knight strives to offer customers and drivers personal service and attention through each service center, while offering integrated freight transportation nationwide and beyond through the scale of one of North America’s largest trucking companies. The principal types of freight we transport include consumer staples, retail, paper products, packaging/plastics, manufacturing, and import/export commodities.

INCOME STATEMENT DATA:	Three Months Ended Sept 30,		Nine Months Ended Sept 30,
	(Unaudited, in thousands, except per share amounts)

	2009	2008	2009	2008
REVENUE:
Revenue, before fuel surcharge	$150,190	$155,851	$427,580	$451,987
Fuel surcharge	22,942	53,806	56,351	140,188
TOTAL REVENUE	173,132	209,657	483,931	592,175

OPERATING EXPENSES:
Salaries, wages and benefits	52,042	54,554	150,344	158,461
Fuel expense - gross	38,962	70,844	101,421	197,130
Operations and maintenance	11,219	11,495	31,944	31,443
Insurance and claims	5,424	6,170	16,132	20,948
Operating taxes and licenses	3,765	3,799	10,760	11,303
Communications	1,331	1,481	4,153	4,368
Depreciation and amortization	18,204	17,663	53,524	51,734
Lease expense - revenue equipment	-	-	-	90
Purchased transportation	18,147	13,297	44,120	40,788
Miscellaneous operating expenses	3,304	4,115	10,564	10,221
	152,398	183,418	422,962	526,486
Income From Operations	20,734	26,239	60,969	65,689

Interest income	424	332	1,079	776
Other income/(expense)	386	(19)	365	206

Income Before Income Taxes	21,544	26,552	62,413	66,671
INCOME TAXES	8,436	10,539	24,994	26,549

NET INCOME	$13,108	$16,013	$37,419	$40,122
Net Income Per Share
- Basic	$0.16	$0.19	$0.45	$0.47
- Diluted	$0.16	$0.19	$0.45	$0.46
Weighted Average Shares Outstanding
- Basic	83,197	85,633	83,216	85,759
- Diluted	83,630	86,268	83,584	86,332

BALANCE SHEET DATA:
	09/30/09	12/31/08
ASSETS	(Unaudited, in thousands)
Cash and cash equivalents	$3,099	$22,027
Short term investments	69,362	31,877
Accounts receivable, net	72,460	70,810
Notes receivable, net	1,633	159
Other current assets	17,819	13,258
Prepaid expenses	11,213	7,108
Income tax receivable	2,140	774
Current deferred tax asset	5,232	6,480
Total Current Assets	182,958	152,493

Property and equipment, net	467,659	472,228
Notes receivable, long-term	2,095	674
Goodwill	10,338	10,353
Intangible assets, net	129	176
Long-term deferred tax assets	-	5,877
Other assets and restricted cash	7,591	5,139

Total Assets	$670,770	$646,940

LIABILITIES AND SHAREHOLDERS' EQUITY
Accounts payable	$6,516	$6,195
Accrued payroll and purchased transportation	9,293	7,432
Accrued liabilities	11,259	6,273
Claims accrual - current portion	13,235	15,239
Total Current Liabilities	40,303	35,139

Claims accrual - long-term portion	13,044	15,236
Deferred income taxes	107,675	112,661
Total Long-term Liabilities	120,719	127,897

Total Liabilities	161,022	163,036

Common stock	832	834
Additional paid-in capital	113,849	108,885
Retained earnings	395,067	374,185
Total Shareholders' Equity	509,748	483,904

Total Liabilities and Shareholders' Equity	$670,770	$646,940

	Three Months Ended Sept 30,			Nine Months Ended Sept 30,

	2009	2008		2009	2008
	(Unaudited)	(Unaudited)		(Unaudited)	(Unaudited)

OPERATING STATISTICS			%			%
			Change			Change
Average Revenue Per Tractor*	$37,248	$38,990	-4.5%	$107,589	$114,555	-6.1%

Non-paid Empty Mile Percent	11.8%	11.9%	-0.8%	12.0%	11.7%	2.6%

Average Length of Haul	465	521	-10.7%	473	524	-9.7%

Operating Ratio**	86.2%	83.2%		85.7%	85.5%

Average Tractors - Total	3,768	3,809	-1.1%	3,741	3,755	-0.4%

Tractors - End of Quarter:
Company	3,435	3,655		3,435	3,655
Owner - Operator	317	145		317	145
	3,752	3,800		3,752	3,800

Trailers - End of Quarter	8,686	9,130		8,686	9,130

Net Capital Expenditures (in thousands)	$27,878	$18,799		$55,746	$49,316

Adjusted Cash Flow From Operations Excluding Change in Short-term Investments (in thousands) ***	$25,101	$55,897		$91,091	$113,045

*  Includes dry van and refrigerated revenue excluding fuel surcharge, brokerage revenue, and other revenue.

**  Operating ratio as reported in this press release is based upon total operating expenses, net of fuel surcharge, as a percentage of revenue, before fuel surcharge. Revenue from fuel surcharge is available on the accompanying statements of income.  We measure our revenue, before fuel surcharge, and our operating expenses, net of fuel surcharge, because we believe that eliminating this sometimes volatile source of revenue affords a more consistent basis for comparing our results of operations from period to period.

***  Adjusted cash flow from operations of $25,101 for the quarter ended Sept 30, 2009 does not include $12,809 increase in short-term investments, and adjusted cash flow from operations of $55,897 for the comparative quarter ended Sept 30, 2008 does not include $16,324 increase in short-term investments. These are the reconciling items needed to tie back to cashflow from operations.

***  Adjusted cash flow from operations of $91,091 for the nine month period ended Sept 30, 2009 does not include $37,486 increase in short-term investments, and adjusted cash flow from operations of $113,045 for the comparative nine month period ended Sept 30, 2008 does not include $20,406 increase in short-term investments. These are the reconciling items needed to tie back to cashflow from operations.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. These statements generally may be identified by their use of terms or phrases such as "expects," "estimates," "anticipates," "projects," "believes," "plans," "intends," "may," "will," "should," "could," "potential," "continue," "future," and terms or phrases of similar substance. Forward-looking statements are based upon the current beliefs and expectations of our management and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, which could cause future events and actual results to differ materially from those set forth in, contemplated by, or underlying the forward-looking statements. Accordingly, actual results may differ from those set forth in the forward-looking statements.  Readers should review and consider the factors that may affect future results and other disclosures by the Company in its press releases, stockholder reports, Annual Report on Form 10-K, and other filings with the Securities and Exchange Commission. We disclaim any obligation to update or revise any forward-looking statements to reflect actual results or changes in the factors affecting the forward-looking information.

Contact:      Dave Jackson, CFO, at (602) 269-2000

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